Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-137137, 333-124493, 333-117316, 333-109189, 333-99399, 333-82592, 333-45643, 333-86697, 333-86719 and 333-20387 on Forms S-8 of our report dated April 17, 2006 (April 2, 2007 as to the effects of the reverse stock split described in Note 1), relating to the financial statements of Metro One Telecommunications, Inc. (the “Company”), appearing in this Annual Report on Form 10-K of Metro One Telecommunications, Inc. for the year ended December 31, 2006 (which report includes an explanatory paragraph because of the Company’s recurring losses from operations and loss of significant customers which raise substantial doubt about its ability to continue as a going concern).

DELOITTE & TOUCHE LLP

Portland, Oregon
April 2, 2007